Exhibit 99

*coherent	PRESS RELEASE
Editorial Contact:	For Release:
Leen Simonet	IMMEDIATE
(408) 764-4161	July 28, 2005
No. 903

Coherent, Inc. Reports Third Quarter Results

Coherent, Inc. (Santa Clara, CA) (NASDAQ:COHR) today announced financial results for its third fiscal quarter ended July 2, 2005, with sales of $125.3 million and net income of $9.6 million ($0.31 per diluted share).   Net income included a charge of $1.6 million ($0.05 per diluted share) for in-process research and development (IPR&D) related to our purchase of TuiLaser AG of Munich, Germany on June 13, 2005; a $1.4 million ($0.05 per diluted share) tax benefit resulting from increased use of export tax incentives and R&D tax credits; and a $0.2 million ($0.01 per diluted share) favorable adjustment of a previously recognized restructuring charge.  Excluding the aforementioned items, non-GAAP earnings represent $0.30 per diluted share.

Sales and net income for the corresponding prior year quarter were $128.0 million and $4.7 million ($0.15 per diluted share), respectively.  Net income in the comparable prior year period included a gain of $0.7 million ($0.02 per diluted share) from the sale of certain technology.   In comparison, the immediately preceding quarter’s results were sales of $131.2 million and net income of $19.6 million ($0.63 per diluted share).   These results include a tax benefit from the reversal of a deferred tax valuation allowance of $9.6 million ($0.31 per diluted share) relating to our Lambda Physik segment and a favorable adjustment of $0.3 million ($0.01 per diluted share) related to our Lambda Physik segment’s previously communicated decision to discontinue future lithography investments.

Orders received during the quarter ended July 2, 2005 were $123.2 million, compared to $124.9 million in the same period last year, and $129.4 million in the immediately preceding quarter.  Backlog of $163.9 million at July 2, 2005 included backlog of $9.8 million from our acquisition of TuiLaser AG and compared to a backlog of $155.3 million at April 2, 2005.

John Ambroseo, Coherent’s President and Chief Executive Officer commented, “The team did a very good job executing against programs, which enabled us to meet our earnings commitment despite lower than expected revenues.  The biggest contribution to earnings came from an expansion in the Electro-Optic segment gross margin to 49%, which was fueled by initiatives to grow that segment’s margin by 200-400 basis points by November 2006.  Our backlog position and cash generation remain robust.  Cash from continuing operations was more than $24 million for the most recent quarter and is just shy of $73 million year-to-date, surpassing fiscal 2004’s full year total.”

Year-to-date sales of $382.5 million and net income of $34.6 million ($1.11 per diluted share) compared to the prior year period sales of  $361.7 million and net income of $8.0 million ($0.26 per diluted share).  Orders received for the nine month period ended July 2, 2005 were $381.1 million, compared to $389.1 million in orders received during the same period a year ago.

Electro-Optics segment sales of $101.2 million for the three months ended July 2, 2005 were 4% lower than sales during the comparable prior year period and three months ended April 2, 2005.  Incoming orders of $101.1 million decreased 2% from the third fiscal quarter of 2004, and represent an increase of 1% from orders received in the immediately preceding quarter.  Sales and incoming orders for the nine months ended July 2, 2005 were $307.5 million and $298.1 million, 2% higher and 7% lower, respectively, than during the same period a year ago.

Lambda Physik segment sales of $24.0 million for the three months ended July 2, 2005 represent an increase of 7% from the corresponding prior year period, and a 7% decrease from the immediately preceding quarter.  Incoming orders of $22.1 million for the third quarter of fiscal 2005 were 3% higher than the third fiscal quarter of 2004, and represent a 25% decline from orders received in the immediately preceding second fiscal quarter of 2005, due primarily to the timing of lithography service contracts and other customer orders.  Sales and incoming orders for the nine months ended July 2, 2005 were $75.0 million and $83.0 million, 22% and 19% higher, respectively, than the same period last year.

Ambroseo continued, “We are pleased to have completed the acquisition of TuiLaser AG and its Bavarian Photonics subsidiary.  The products and services offered by these two entities will help fortify our position in several areas including OEM medical, materials processing and microelectronics. In addition to contributing to our market/technology roadmaps, the acquisition also offers operational synergies, which will be realized in fiscal 2006.”

Summarized statement of operations financial information is as follows (unaudited, in thousands except per share data):

	Three Months Ended			Nine Months Ended
	July 2, 2005	April 2, 2005	July 3, 2004 (restated)	July 2, 2005	July 3, 2004 (A) (restated)

Net sales (B)	$125,269	$131,175	$127,951	$382,466	$361,710
Cost of sales (C)	68,589	72,688	72,972	215,763	213,891
Gross profit	56,680	58,487	54,979	166,703	147,819
Operating expenses:
Research & development (C)	13,882	14,175	15,519	42,358	46,229
In-process research & development	1,577	—	—	1,577	—
Selling, general & administrative (C)	28,855	28,765	28,720	85,991	85,688
Restructuring, impairment and other charges	(360)	(40)	18	(100)	255
Intangibles amortization	1,674	1,528	1,504	4,695	5,203
Total operating expenses	45,628	44,428	45,761	134,521	137,375
Income from operations	11,052	14,059	9,218	32,182	10,444
Other income, net (C) (D)	724	790	17	2,421	2,690
Income from continuing operations before income taxes and minority interest	11,776	14,849	9,235	34,603	13,134
Provision (benefit) for income taxes (E)	2,131	(4,728)	4,222	173	5,581
Income from continuing operations before minority interest	9,645	19,577	5,013	34,430	7,553
Minority interest (B) (C)	—	—	(269)	180	209
Income from continuing operations	9,645	19,577	4,744	34,610	7,762
Income from discontinued operations	—	—	—	—	218
Net income	$9,645	$19,577	$4,744	$34,610	$7,980

Net income per diluted share:
Income from continuing operations	$0.31	$0.63	$0.15	$1.11	$0.25
Income from discontinued operations, net of income taxes	—	—	—	—	0.01
Net income	$0.31	$0.63	$0.15	$1.11	$0.26

Shares used in computation:
Basic	30,856	30,628	30,243	30,655	30,122
Diluted	31,454	31,112	30,620	31,133	30,502

(A)  The nine months ended July 3, 2004 represents a 40-week period.

(B)  The quarter ended July 3, 2004 includes $2,181 of net sales from an entity consolidated under FIN 46R.   Additionally, this entity’s net income of $380 for the quarter ended July 3, 2004 was eliminated through minority interest.

(C)  The quarter ended April 2, 2005, includes a $323 ($0.01 per diluted share) reduction in charges to research and development associated with our previously communicated decision to discontinue future product development and investments in the semiconductor lithography market within our Lambda Physik subsidiary.   The quarter ended January 1, 2005 includes a charge of $3,061 (net of minority interest of $137 ($0.10 per diluted share)) associated with our decision to discontinue future product development and investments in the semiconductor lithography market within our Lambda Physik subsidiary.  As a result, cost of sales includes $2,257; research & development includes $267; selling, general and administrative includes $137 and other income (expense), net includes $214 for the nine months ended July 2, 2005.

(D)  The quarter ended July 3, 2004 includes a $1,200 ($663 after-tax ($0.02 per diluted share)) gain on the sale of certain technology.

(E)   The quarter ended July 2, 2005, includes a tax benefit for increased use of export tax incentives and R&D tax credits.  The quarter ended April 2, 2005, includes a tax benefit for the reversal of a deferred tax valuation allowance of $9,571 ($0.31 per diluted share) related to our Lambda Physik segment.  The quarter ended January 1, 2005 includes a tax benefit of  $479 ($0.02 per diluted share) related to federal tax law changes enacted in the first quarter of fiscal 2005.

Summarized balance sheet information is as follows (unaudited, in thousands):

	Jul. 2, 2005	Oct. 2, 2004 (A)
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$209,595	$170,734
Restricted cash, cash equivalents and short-term investments (B)	15,466	15,343
Accounts receivable, net	81,529	96,825
Inventories	113,593	104,698
Prepaid expenses and other assets	65,139	62,572
Total current assets	485,322	450,172
Property and equipment, net	156,627	166,054
Restricted cash, cash equivalents and short-term investments (B)	1,224	23,580
Other assets	144,564	117,520
Total assets	$787,737	$757,326

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term obligations	$12,980	$13,700
Accounts payable	19,457	17,648
Other current liabilities	75,846	73,181
Total current liabilities	108,283	104,529
Long-term obligations	614	14,215
Other long-term liabilities	51,309	54,530
Total stockholders’ equity	627,531	584,052
Total liabilities and stockholders’ equity	$787,737	$757,326

(A)    Derived from audited financial statements for the year ended October 2, 2004, as restated to reflect the correct accounting for the Company’s deferred compensation plans.

(B)    Represents cash, cash equivalents and short-term investments at July 2, 2005 restricted under the Star Medical notes payable arrangement ($15,178), for close out costs associated with the purchase of the remaining outstanding shares of Lambda Physik AG ($1,224) and other ($288).

Reconciliation of GAAP to Non-GAAP summarized statement of operations (unaudited, in thousands, after-tax and net of minority interest):

	Three Months Ended			Nine Months Ended
	July 2, 2005	April 2, 2005	July 3, 2004	July 2, 2005	July 3, 2004
GAAP net income	$9,645	$19,577	$4,744	$34,610	$7,980
In-process research and development	1,577	—	—	1,577	—
Tax benefit for increased use of export tax incentives and R&D tax credits	(1,430)	—	—	(1,430)	—
Reversal of deferred tax valuation allowance	—	(9,571)	—	(9,571)	—
Charges associated with discontinuing future product development and investments in the semiconductor lithography market	—	(323)	—	2,738	—
Tax benefit related to federal tax law changes	—	—	—	(479)	—
Sale of technology	—	—	(663)	—	(663)
Restructuring, impairment and other charges	(216)	—	—	(216)	142
Discontinued operations	—	—	—	—	(218)
Non-GAAP net income	$9,576	$9,683	$4,081	$27,229	$7,241

Non-GAAP net income per diluted share	$0.30	$0.31	$0.13	$0.87	$0.24

The Company’s conference call scheduled for 1:30 p.m. PDT today will include discussions relative to the current quarter results and some comments regarding forward looking guidance on future operating performance.

The statements in this press release that relate to future plans, events or performance, including statements such as the program to grow Electro-Optics gross margins 200-400 basis points by November 2006; and the products and services offered by TUI Laser AG and Bavarian Photonics will fortify our position in several areas including OEM medical, materials processing and microelectronics, and in addition to contributing to our market/technology roadmaps, the acquisition also offers operational synergies, which will be realized in fiscal 2006, are forward-looking statements.  Factors that could cause actual results to differ materially include risks and uncertainties, including risks associated to currency adjustments, contract cancellations, manufacturing risks, competitive factors, and uncertainties pertaining to customer orders, demand for products and services, and development of markets for the Company’s products and services and other risks identified in the Company’s SEC filings.  Actual results, events and performance may differ materially.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  The Company undertakes no obligation to update these forward-looking statements as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

The Company may provide non-GAAP financial measures (as defined by the SEC in Regulation G) in our earnings conference call and in any other Company presentations during the quarter.  Non-GAAP financial measures are intended to supplement the user’s overall understanding of the Company’s current financial performance and its future prospects. Any non-GAAP financial measures are not intended to replace the Company’s GAAP results.  The Company’s intention is to include the most directly comparable GAAP financial measures and a reconciliation of the differences between each non-GAAP financial measure used and the most directly comparable GAAP financial measure.

Readers are encouraged to refer to the risk disclosures described in the Company’s reports on Forms 10-K, 10-Q and 8K, as applicable.

Founded in 1966, Coherent, Inc. is a Standard & Poor’s SmallCap 600 company and a world leader in providing photonics based solutions to the commercial and scientific research markets. Please direct any questions to Leen Simonet, Chief Financial Officer at 408-764-4161. For more information about Coherent, visit the Company’s Web site at http://www.coherent.com/ for product and financial updates.

5100 Patrick Henry Dr. . P. O. Box 54980, Santa Clara, California  95056–0980 . Telephone (408) 764-4000